EXHIBIT 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS $5.8 MILLION IN FIRST QUARTER REVENUES AS UNIT SALES INCREASE 61.5%

LITTLE ELM, Texas, May 16, 2007—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported revenues of $5.8 million for the three months ended March 31, 2007, an increase of 4.5% over the same 2006 period. Unit sales rose 61.5%. These gains were due largely to higher international sales volumes, primarily through the Global HIV/AIDS initiative.

The loss applicable to common shareholders in the first quarter widened to $2.6 million from $1.0 million in 2006. This resulted from lower average sales prices, which reduced the profit margin to 21.8% in 2007 from 34.6% in 2006.  The Company also incurred higher sales and marketing expenses as well as general and administrative costs. Sales and marketing compensation costs and travel and entertainment expense rose as the Company continued to build its national sales force. General and administrative costs increased principally due to higher legal costs.

Income tax benefits for the first quarter of 2007 are fully reserved. In contrast, the benefit for income taxes of $289,000 in the same period last year consisted primarily of federal taxes subject to carry back provisions.  State income taxes are also subject to the various states’ carry back rules.

Further details are available in our Form 10-Q filed on May 15, 2007, with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to maintain liquidity; maintenance of the Company’s patent protection; the impact of current litigation; the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson and Company, Inc., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS

		December 31,
	March 31, 2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,302,332	$46,814,689
Accounts receivable, net	2,550,762	1,956,756
Inventories, net	6,989,837	6,385,780
Income taxes receivable	2,357,811	2,355,732
Other current assets	336,372	267,707
Total current assets	57,537,114	57,780,664

Property, plant, and equipment, net	12,041,764	12,212,140
Intangible assets, net	376,401	279,846
Other assets	508,898	522,294
Total assets	$70,464,177	$70,794,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,591,786	$4,247,630
Current portion of long-term debt	281,075	261,905
Accrued compensation	632,041	472,573
Dividends payable	979,193	—
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to a shareholder	442,155	2,755
Other accrued liabilities	499,587	440,253
Current deferred tax liability	39,159	45,697
Total current liabilities	9,884,756	6,890,573

Long-term debt, net of current maturities	4,054,542	4,137,231
Long-term deferred tax liability	51,290	56,828
Total liabilities	13,990,588	11,084,632

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	164,000
Series II, Class B	224,700	224,700
Series III, Class B	135,245	135,245
Series IV, Class B	553,500	553,500
Series V, Class B	1,338,721	1,363,721
Common stock, no par value	—	—
Additional paid-in capital	53,793,468	54,709,108
Retained earnings	283,955	2,560,038
Total stockholders’ equity	56,473,589	59,710,312
Total liabilities and stockholders’ equity	$70,464,177	$70,794,944

RETRACTABLE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

Sales, net	$5,773,823	$3,881,805
Reimbursed discounts	—	1,640,925
Total sales	5,773,823	5,522,730
Cost of sales	4,514,314	3,611,190
Gross profit	1,259,509	1,911,540

Total operating expenses:	3,999,995	3,151,972
Loss from operations	(2,740,486)	(1,240,432)

Interest and other income	541,197	462,197
Interest expense, net	(76,794)	(110,707)
Net loss before income taxes	(2,276,083)	(888,942)
Benefit for income taxes	—	(289,004)
Net loss	(2,276,083)	(599,938)
Preferred stock dividend requirements	(355,051)	(367,078)
Loss applicable to common shareholders	$(2,631,134)	$(967,016)

Loss per share - basic and diluted	$(0.11)	$(0.04)

Weighted average common shares outstanding	23,676,664	23,521,551

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

 rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com